Exhibit 99.1

Live Ventures Announces Third Quarter Fiscal 2019 Financial Results

LAS VEGAS, August 14, 2019 -- Live Ventures Incorporated (Nasdaq: LIVE), a diversified holding company, today announced financial results for its third quarter of fiscal year 2019, which ended June 30, 2019. The company reported quarterly revenue of $47.0 million and basic EPS (earnings per share) of $0.78. The company also reported an increase in operating income of 324% year-over-year of $3.8 million and repurchased 41,618 shares of its common stock during the third fiscal quarter.

The company reported total assets of $125.7 million as of June 30, 2019 and a decrease in liabilities of approximately $19.0 million since the beginning of the company’s current fiscal year. Stockholders’ equity stood at a record $42.4 million, or $22.48 per basic common share.

Key highlights of Q3 of fiscal 2019 include:

•	Revenues of $47.0 million;
•	Gross profit of $19.2 million;
•	Operating income of $3.8 million, up 324% over the same period in the prior fiscal year;
•	Live Ventures repurchased 41,618 shares of its common stock during the quarter and a total of 119,559 shares since the current repurchase program’s inception in February 2018;
•	Earnings per share of $0.78;
•	Decrease in interest expense of 40.82% compared to the same period in the prior fiscal year;
•	Decrease in liabilities of over $19.0 million for the nine months of fiscal 2019; and
•	Net cash flow from operating activities for the nine months of fiscal 2019 totaled $15.5 million, up 60%.

Cash availability, representing cash on hand and available credit on the company’s consolidated revolving lines of credit, was $18.2 million.

“LIVE continued to execute on its strategy in the third quarter, posting strong operating income,” said Virland A. Johnson, CFO of Live Ventures.  “We repurchased 41,618 shares of common stock during the third quarter and reduced our liabilities by over 18% in the first nine months of FY 2019. We expect to continue optimization of our capital structure in subsequent quarters.”

Live Ventures will be holding its third quarter fiscal year 2019 conference call at 4:30 p.m. Eastern Time on August 14, 2019. Management will take live questions following the prepared remarks. Interested investors may participate in the conference call by dialing (877) 876-9173 (for U.S.-based callers) or (785) 424-1667 (for international callers) and providing the operator with the conference ID: LIVE VENTURES.

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About Live Ventures

Live Ventures Incorporated, originally incorporated in 1968, is a diversified holding company with a strategic focus on acquiring profitable companies that have demonstrated a strong history of earnings power. Through its subsidiary Marquis Industries, the company manufactures and sells residential and commercial carpets primarily in North America. Marquis Industries also designs, sources and sells hard-surface flooring. Through its subsidiary Vintage Stock, an award-winning entertainment retailer, the company sells new and pre-owned movies, classic and current generation video games and systems, music on CD & LP, collectible comics, books, toys, and more. Vintage Stock, through its stores and website, ships product worldwide directly to the customer's doorstep. Through its subsidiary ApplianceSmart, the company sells new major household appliances in the United States through a chain of company-owned retail stores operating under the name ApplianceSmart®.

Forward-Looking and Cautionary Statements

The use of the word “company” or “Company” refers to Live Ventures Incorporated and its wholly-owned subsidiaries. This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In accordance with the safe harbor provisions of this Act, statements contained herein that look forward in time that include everything other than historical information, involve risks and uncertainties that may affect the company’s actual results. These forward-looking statements can be identified by terminology such as "will," "expects," "anticipates," "future," "intends," "plans," "believes," "estimates" and similar statements and include statements relating to optimizing the Company’s capital structure. Live Ventures may also make written or oral forward-looking statements in its periodic reports to the U.S. Securities and Exchange Commission (the “SEC”) on Forms 10-K and 10-Q, Current Reports on Form 8-K, in its annual report to stockholders, in press releases and other written materials, and in oral statements made by its officers, directors or employees to third parties. There can be no assurance that such statements will prove to be accurate and there are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the company, including, but not limited to, plans and objectives of management for future operations or products, the market acceptance or future success of our products, and our future financial performance. The company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the company’s Annual Report on Form 10-K, as amended, for the fiscal year ended September 30, 2018 (available at http://www.sec.gov). Live Ventures undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events, or otherwise.

This press release should be read in conjunction with the Form 10-Q to which it relates, and with the information included in our other press releases, reports, and other filings with the SEC. Understanding the information contained in these filings is important in order to fully understand our reported financial results and our business outlook for future periods.

Contact:

Live Ventures Incorporated
Tim Matula, Investor Relations
(425) 836-9035
tmatula@liveventures.com
http://www.liveventures.com
Source:  Live Ventures Incorporated

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